Execution Draft

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

     This Separation of Employment Agreement and General Release (the “Agreement”) is made as of February 28, 2006, by and among PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“Company”), and JONATHAN B. WELLER (“Executive”).

WITNESSETH

     WHEREAS Executive is employed as Vice Chairman of Company pursuant to that certain Amended and Restated Employment Agreement by and among Company and Executive, dated as of January 1, 2004 (the “Employment Agreement”); and

     WHEREAS Executive and Company mutually desire to terminate amicably Executive’s employment with Company; and

     WHEREAS Executive and Company desire to set forth the terms and conditions for the termination of their employment relationship and to resolve all other matters between them.

AGREEMENTS

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. (a) Executive, for and in consideration of the undertakings of Company set forth herein, does hereby sever his employment relationship with Company effective as of April 15, 2006 (the “Separation Date”), and Executive does hereby remise, release and forever discharge Company, its subsidiaries and Affiliates (as defined in the Employment Agreement), and each of its and their officers, trustees, directors, managers, shareholders, employees, attorneys, and other agents, and its and their respective successors and assigns, heirs, executors, administrators and representatives (hereinafter referred to collectively as the “Company Releasees”) of and from any and all rights, obligations, promises, agreements, losses, controversies, claims, actions, causes of action, suits, debts, claims and demands, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, which Executive ever had, now has, or hereafter may have against the Company Releasees, or any of them, relating to Executive’s service as a trustee, officer, director, employee or manager of Company or any Affiliate of Company, Executive’s employment relationship with Company, the Employment Agreement or Executive’s separation from Company, including, but not limited to, any such claims arising under any United States federal, state or local statutes, ordinances or common law principles, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, and any other employee-protective law of any jurisdiction that may apply. Notwithstanding the foregoing, Executive does not release Company from any claims arising under this Agreement.

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     (b)      Company does hereby remise, release and forever discharge Executive of and from any and all rights, obligations, promises, agreements, losses, controversies, claims, actions, causes of action, suits, debts, claims and demands, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, which Company ever had, now has, or hereafter may have against Executive, relating to Executive’s service as a trustee, officer, director, employee or manager of Company or any Affiliate of Company (as defined in the Employment Agreement), Executive’s employment relationship with Company, the Employment Agreement or Executive’s separation from Company. Notwithstanding the foregoing, Company does not release Executive from any claims (i) involving knowing misrepresentation, fraud, theft, intentional wrongdoing, intentional breach of fiduciary duty, and/or intentional misappropriation of Company’s property or (ii) arising under this Agreement.

     2.      Effective as of the Effective Date (as defined below), Executive does hereby resign from his position as a member of the Board of Trustees of Company. Effective as of the Separation Date, Executive does hereby resign from his position as Vice Chairman of Company and from all other positions of any nature that he holds or has ever held with Company and any Affiliate of Company (as defined in the Employment Agreement) and with any other entity with respect to which Company has requested Executive to perform services. Executive will continue to be employed by Company as its Vice Chairman through the Separation Date pursuant to the terms of this Agreement. Executive will devote his full working time, energy, skill and best efforts to the performance of his duties, in a manner that will faithfully and diligently further the business and interests of Company and its subsidiaries. As compensation for his services hereunder, Executive shall continue to receive, until and including the Separation Date, the same base compensation, vacation, health/medical benefits, medical, life and disability insurance and reimbursement of business related expenses as he is entitled to receive during employment from Company under the Employment Agreement.

3. In consideration of this Agreement and subject to Section 10 hereof, Company shall pay to Executive no later than the Separation Date: (a) a lump sum severance payment in cash of $2,240,977, plus (b) $132,787 as a cash bonus for 2005 in lieu of any amounts Executive might otherwise be entitled to under Company’s 2005 Annual Incentive Plan, plus (c) all accrued but unpaid salary of Executive through the Separation Date, if any, plus (d) payment (in an amount determined using Company’s standard practices) for all earned but unused vacation days of Executive, if any, through such date (such amounts, collectively, the “Cash Payment”). In addition, within five business days following the Effective Date, Company shall grant Executive a number of shares of beneficial interest in Company (the “Additional Shares”) equal to (a) $273,000 divided by (b) the average of the closing prices for one share of beneficial interest in Company, as reported on the on the New York Stock Exchange (the "NYSE") for the period of 20 consecutive trading days ending on and including the trading day immediately prior to the Effective Date, which grant shall be subject to Section 10 hereof. Executive acknowledges that he has been informed by Company to consult with counsel regarding the federal securities laws applicable to the grant of Additional Shares and Executive’s transfer of those Additional Shares, including, but not limited to, any limitations on transfer imposed by Rule 144 under the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in this Agreement, Executive’s right to receive and Company’s obligation to deliver the portion of the Cash Payment described in clause (a) of the first sentence of this Section 3 shall be conditioned upon Company’s prior receipt from Executive of an unconditional release (substantially as set forth in Section 1(a) of this Agreement) of all claims, charges, complaints and grievances, whether known or unknown to Executive, against the Company Releasees through and including the Separation Date. Company shall, simultaneously with Executive’s delivery of such release, deliver an unconditional release (substantially as set forth in Section 1(b) of this Agreement) of all claims, charges, complaints and grievances, whether known or unknown to Company, against Executive through and including the Separation Date.

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          4.      The parties agree that, as of the date of this Agreement, Executive holds exercisable options to acquire 15,605 shares of beneficial interest in Company (the “Options”). Each Option shall remain exercisable until the earlier of the 180th day following the Separation Date or the scheduled expiration of such Option, which exercise shall be subject to Section 10 hereof.

          5.      The parties agree that, as of the date of this Agreement, Executive owns 39,477 unvested restricted shares of beneficial interest in Company previously granted by Company (the “Restricted Shares”). As of the Separation Date, all Restricted Shares held by Executive shall immediately vest, which vesting shall be subject to Section 10 hereof.

          6.      For a period of two years following the Separation Date, Executive shall be entitled to receive, at Company’s expense, medical benefits coverage for Executive and his spouse and dependents (if any) to the same extent that Company is providing such coverage to Executive as of the date of this Agreement. Executive and his spouse and dependents shall be entitled to any rights he or they may have to continue such coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the two year period referenced above, if any.

          7.      Notwithstanding anything to the contrary in Company’s 2005-2008 Outperformance Program, as amended (the “Outperformance Program”), or Executive’s award agreement thereunder, Executive shall remain eligible to receive Performance Shares, payable in 2009, as though he were employed through the end of the Measurement Period (as such terms are defined in the Outperformance Program), subject to the other terms and conditions of the Outperformance Program.

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          8.       The terms and conditions of the Supplemental Retirement Plan for Jonathan B. Weller effective as of September 1, 1994 shall remain in full force and effect following the date of this Agreement and the Separation Date, it being understood that, (a) Company shall make the contribution called for thereby with respect to the period ended December 31, 2005, and (b) except as required thereby, no further contributions or payments shall be made thereto by Company in respect to any period after December 31, 2005.

          9.       Executive shall retain all rights provided for in Company’s 401(k) retirement plan (the “401(k) Plan”) in which he participates, including, without limitation, (a) the right to matching contributions from Company (in an amount determined in accordance with the terms of the 401(k) Plan) with respect to salary and bonus deferrals made by Executive during 2006 that qualify for such matching under the terms of the 401(k) Plan and (b) the right to roll over his 401(k) Plan account into the plan of a subsequent employer or an individual retirement account. So long as sufficient assets remain in Executive’s 401(k) Plan account to pay the premiums on the insurance policies held for the benefit of Executive in the 401(k) Plan sub-trust, Company shall continue to pay such premiums and shall not take any action to terminate such insurance policies.

          10.      Except as specifically set forth in this Agreement, it is expressly understood that Company does not have, and will not have, any obligation to provide Executive at any time in the future with any payments, benefits or considerations. It is further understood that, notwithstanding any other provision of this Agreement, Company may withhold from any amounts payable under this Agreement any foreign, federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation, or, in connection with the grant of the Additional Shares, exercise of Options or the vesting of Restricted Shares, require prior payment by Executive of the amount Company is required to withhold; provided, that Executive may elect to satisfy the minimum federal income tax withholding requirements in connection with the grant of the Additional Shares, the exercise of Options or the vesting of Restricted Shares by surrendering to Company shares of beneficial interest in Company that he would otherwise be entitled to receive as the result of such grant, exercise or vesting, which shares shall have a market value at the date of such surrender equal to the minimum federal income tax required to be withheld.

     11.      Executive understands that Company shall disclose the nature and terms of this Agreement in satisfaction of its disclosure requirements under applicable securities laws. In further consideration of the agreements of Company as set forth herein, Executive shall not, prior to the date of such public disclosure by Company, communicate or disclose the terms of this Agreement to any persons with the exception of members of his immediate family, his attorneys, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms.

     12.      Neither party shall disparage in any way to any third party the professional or personal reputation or character of the other, including, in the case of Company, any of its affiliated corporations or entities, or any of their officers, trustees, directors, managers, shareholders, employees, attorneys, other agents or representatives.

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     13.       Executive acknowledges that, following the date of this Agreement and the Separation Date, he shall continue to comply with the confidentiality section of Company’s Employee Handbook as in effect on the date hereof.

     14.      Executive agrees that, during the period beginning on the date hereof and ending on and including the date that is two years from the Separation Date, he shall not directly or indirectly solicit or contact any person who is employed by Company or any of its Affiliates (as defined in the Employment Agreement) with a view to the engagement or employment of such person by any person or entity or otherwise interfere with the employment relationship of Company or any of its Affiliates with any of its or their employees.

     15.      Following the date of this Agreement and the Separation Date, Company shall indemnify and defend Executive against all claims arising out of Executive’s activities as an officer, trustee or employee of Company or its Affiliates (as defined in the Employment Agreement) to the fullest extent permitted by law and under the Company’s Trust Agreement.

     16.      Following the date of this Agreement and the Separation Date, Executive shall, upon reasonable notice, furnish such information and proper assistance to Company as may reasonably be required by Company in connection with any litigation in which it or its Affiliates (as defined in the Employment Agreement) are, or may become, parties. Executive shall be fairly compensated for providing assistance to Company that is more than incidental; provided, however, that the failure of Company and Executive to agree on such compensation shall not be the basis on which Executive withholds any information or assistance.

     17.      Executive agrees that, during the period beginning on the date hereof and ending on and including the date that is one year from the Separation Date, he shall cooperate fully with Company and its counsel with respect to any matter with which he was involved during the term of his employment with Company, including full disclosure of all relevant information, and shall assist Company with respect to the transition of his duties as an officer of the Company or any of its Affiliates (as such term is defined in the Employment Agreement). Executive will render such cooperation in a timely manner and at such times and places as may be reasonably requested by Company.

     18.      Following the date of this Agreement and the Separation Date, Company shall provide such information as is reasonably requested by Executive in connection with his efforts to recover certain wage tax payments previously made by Executive to the City of Philadelphia. Following the date of this Agreement and the Separation Date, Company shall also file amended federal income tax returns for applicable tax years to amend the manner in which certain items relating to the Supplemental Retirement Plan for Jonathan B. Weller effective as of September 1, 1994 were originally reported.

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     19.      Executive shall indemnify, defend and hold harmless Company from and against all claims, losses, damages, liabilities, costs and other expenses incurred by or asserted against Company by reason of or resulting from a breach of this Agreement by Executive.

     20.      This Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania. The parties to this Agreement irrevocably hereby submit to the exclusive jurisdiction and venue of the United States federal courts or the courts of the Commonwealth of Pennsylvania in any action or proceeding brought with respect to or in connection with this Agreement. Each party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder in such courts.

     21.      In case any one or more of the provisions contained of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party of any right under this Agreement shall be construed as a waiver of any other right.

     22.      This Agreement is not and shall not be construed to be an admission of any violation of any United States federal, state or local statute or regulation or of any duty (contractual or otherwise) owed by either party to the other, and this Agreement is made voluntarily to provide an amicable conclusion of Executive’s employment relationship with Company.

     23.      Executive hereby certifies that he has read the terms of this Agreement, that he has been informed by Company through this document that he should discuss this Agreement with an attorney of his own choice and that he has had an opportunity to do so, and that he understands the terms and effects of this Agreement. Executive further certifies that he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him. Neither Company nor any of its agents, representatives or attorneys has made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

     24.      Executive acknowledges that he has returned to Company all documents and other property of Company in his possession, under his control or to which he may have access. Such property includes, but is not limited to, computers, records, files, memoranda, reports, customer lists, drawings, plans, documents, keys, equipment, credit cards, compact disks and other portable media and the like that Executive has used, prepared or come into contact with during the course of his employment with Company.

     25.      This Agreement shall not be assignable by Executive, and shall be assignable by Company only to an Affiliate (as defined in the Employment Agreement) or to any person or entity that becomes a successor in interest (by purchase of assets or shares, or by merger or otherwise) to Company. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their permitted successors, assigns, heirs, executors and administrators.

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     26.      This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Effective as of the Effective Date, the Employment Agreement is terminated and shall thereupon have no continuing force or effect.

     27.      Executive acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least 21 days prior to entering into this Agreement. Executive further acknowledges that he has the right to revoke this Agreement within 7 days of its execution by giving written notice of such revocation by hand delivery or fax to Company, Attention: Chairman of the Board, within the 7 day period. This Agreement shall become effective and enforceable, unless sooner revoked, on the eighth day after this Agreement, properly executed by Executive, is timely delivered to Company (the “Effective Date”). Notwithstanding the foregoing, Company shall have no obligation to make any payment described in Section 3 or provide any benefit described in this Agreement until the Agreement becomes final and irrevocable. Executive acknowledges that, in the event he revokes the Agreement, the Agreement is null and void, and Executive shall not be entitled to receive any of the payments or benefits described herein.

[Signature page follows]

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          IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement as of the date first written above.

WITNESS: /s/ Cynthia Boulden	/s/ Jonathan B. Weller

Jonathan B. Weller

PENNSYLVANIA REAL ESTATE
INVESTMENT TRUST

WITNESS: /s/ Daniel A. Pliskin	By: /s/ Bruce Goldman
Name: Bruce Goldman
Title: Executive Vice President and General Counsel

[Signature page to Separation of Employment Agreement and General Release]